Exhibit 99

CONTACT:	Robert Jaffe
PondelWilkinson MS&L (323) 866-6060

KEYSTONE AUTOMOTIVE INDUSTRIES INC. REPORTS RECORD REVENUES

FOR FISCAL 2003 FOURTH QUARTER AND FULL YEAR

POMONA, CA – June 5, 2003 – Keystone Automotive Industries, Inc. (NASDAQ:KEYS) today reported record revenues and improved operating results for its fourth quarter and fiscal year ended March 28, 2003.

For the 2003 fiscal fourth quarter, net sales increased 14 percent to $122.5 million from $107.9 million in the same quarter a year ago. Net income grew 20 percent to $4.9 million, or $0.33 per diluted share, from $4.1 million, or $0.28 per diluted share, in the fiscal 2002 fourth quarter.

For the fifty-two week period ended March 28, 2003, net sales increased 15 percent to $438.9 million from $382.3 million in fiscal 2002. Net income totaled $14.8 million, or $0.99 per diluted share, compared with a net loss of $22.0 million, or $1.48 per diluted share, in fiscal 2002. The net loss in fiscal 2002 included a $28.7 million charge (net of tax) related to the cumulative effect of a change in accounting principle as a result of the early adoption of Statement of Financial Accounting Standards (SFAS No.142) “Goodwill and Other Intangible Assets” and a $6.8 million non-recurring charge related to a write down of the company’s investment in an enterprise-wide software conversion.

“Fiscal 2003 is our second consecutive year of strong revenue and operating income growth,” said Charles J. Hogarty, president and chief executive officer of Keystone Automotive Industries, Inc. “As we look forward, we remain very optimistic. We believe the insurance industry’s willingness to use competitive parts will continue to increase, buoyed by generally favorable decisions coming out of the courts around the country. Keystone is uniquely positioned to benefit from that trend. Our quality initiatives such as ISO 9001 and Platinum Plus have set us apart from our competition. In addition, our growing distribution network offers unequaled service to the insurance and collision repair industries.”

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Keystone Automotive Industries, Inc.

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Hogarty said the Company’s IT rollout is progressing well and upon completion of the rollout anticipates improved inventory utilization and lower administrative costs.

The Company noted that results for the 2003 fiscal fourth quarter include $610,000 of income related to the settlement of litigation regarding the Company’s previous software installation, and a charge of $940,000 for severance costs and future lease costs on an abandoned master warehouse. These items were recorded in the general and administrative section of the condensed consolidated statements of operations.

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 117 distribution facilities, of which 21 serve as regional hubs, located in 38 states, Vancouver, Canada and Tijuana, Mexico. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

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Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share and share amounts)

	Thirteen weeks ended March 28, 2003	Thirteen weeks ended March 29, 2002	Fifty-two weeks ended March 28, 2003	Fifty-two weeks ended March 29, 2002
	(unaudited)		(unaudited)
Net sales	$122,490	$107,864	$438,899	$382,274
Cost of sales	69,372	61,432	247,913	218,475

Gross profit	53,118	46,432	190,986	163,799
Operating expenses :
Selling and distribution	35,537	30,932	129,822	114,276
General and administration	10,043	9,152	38,184	32,816
Non-recurring	—	—	—	6,796

Operating income	7,538	6,348	22,980	9,911
Other income	502	476	1,782	1,895
Interest expense	(172)	(148)	(553)	(698)

Income before income taxes and cumulative effect of change in accounting principle	7,868	6,676	24,209	11,108
Income taxes	2,926	2,542	9,462	4,450

Net income before cumulative effect of accounting change	$4,942	$4,134	$14,747	$6,658
Cumulative effect of change in accounting principle	—	—	—	(28,691)

Net income (loss)	$4,942	$4,134	$14,747	$(22,033)

Per Common share :
Income before cumulative effect of a change in accounting principle
Basic	$0.34	$0.29	$1.01	$0.46
Diluted	$0.33	$0.28	$0.99	$0.45
Cumulative effect of a change in accounting principle
Basic	—	—	—	$(1.98)
Diluted	—	—	—	$(1.93)
Net income (loss)
Basic	$0.34	$0.29	$1.01	$(1.52)

Diluted	$0.33	$0.28	$0.99	$(1.48)

Weighted average shares outstanding :
Basic	14,665,000	14,379,000	14,635,000	14,467,000

Diluted	14,991,000	14,898,000	14,968,000	14,876,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 28, 2003 (Unaudited)	March 29, 2002 (Note)
ASSETS
Current Assets:
Cash and cash equivalents	$3,658	$3,652
Accounts receivable, net of allowance of $1,291 at March 2003 and $1,046 at March 2002	39,753	33,524
Inventories, primarily finished goods	101,595	81,503
Other current assets	10,016	8,090

Total current assets	155,022	126,769
Plant, property and equipment, net	23,659	19,344
Goodwill	3,040	1,805
Other intangibles, net of accumulated amortization of $3,099 at March 2003 and $2,755 at March 2002	1,046	1,397
Other assets	9,042	10,371

Total assets	$191,809	$159,686

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$16,606	$6,832
Accounts payable	18,330	14,589
Accrued liabilities	12,992	9,889
Current portion of long-term debt and capital leases	15	75

Total current liabilities	47,943	31,385
Long-term debt, less current portion	—	14
Other long-term liabilities	2,224	1,973
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000, none issued and outstanding Common stock, no par value: authorized shares—50,000,000 Issued and outstanding shares 14,692,000 at March 2003 and 14,583,000 at March 2002	81,221	80,383
Warrant	236	236
Additional paid-in capital	2,269	1,864
Retained earnings	59,119	44,372
Accumulated other comprehensive loss	(1,203)	(541)

Total shareholders’ equity	141,642	126,314

Total liabilities and shareholders’ equity	$191,809	$159,686

NOTE: The balance sheet at March 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.